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                         December 19, 2023

       Fred Lampropoulos
       Chief Executive Officer
       Merit Medical Systems Inc.
       1600 West Merit Parkway
       South Jordan, Utah 84095

                                                        Re: Merit Medical
Systems Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 4, 2023
                                                            File No. 000-18592

       Dear Fred Lampropoulos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program